Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

NASDAQ Panel Grants Pro-Dex’s Request for Continued Listing

Company receives update on major customer’s product development plans, extending the estimated time for potential transition and resulting in the receipt of large purchase orders

IRVINE, California, April 7, 2010 -- Pro-Dex, Inc. (NASDAQ:  PDEX) (the “Company”) announced today that the Company recently appeared before a NASDAQ Listing Qualifications Panel (the “Panel”)   and was notified on March 24, 2010 that the Panel has granted the Company’s request for continued listing on The NASDAQ Capital Market subject to the condition that, on or before July 12, 2010, the Company evidence a closing bid price of $1 or more for a minimum of ten consecutive trading days.  Mark Murphy, the Company’s CEO commented that “We are pleased with NASDAQ’s grant of this extension.  While we cannot guarantee that the stock price will increase beyond the $1 threshold, it does provide the Company with additional time to release results for another quarter as well and any new developments which may emerge.”

The Company also announced today that it has updated information regarding one of its largest customers (the “Customer”) who previously notified us that it was is in the process of developing, and planned to eventually manufacture its own surgical hand pieces which are functionally comparable to the two products currently provided by the Company.  The Customer has not provided firm transition dates or volumes due to the inherent uncertainty in the design, testing, and qualification process.  The Customer previously advised us that it expected to maintain its current level of purchases at least through August of 2010 for one product, and at least through December of 2010 for the second product.  The Company received purchase orders from this customer for production of the first product for quantities that would support the Customer’s historical consumption rates through the fourth quarter of fiscal year 2011.  Because the Customer intends to build inventory, it has requested to take delivery of all of these hand pieces by the end of October 2010.  Regarding the second product, the customer’s planning was extended by six months through at least June 2011 and the Company received a purchase order for normal deliveries through February 2011, with a follow-on P.O. for the balance expected toward the end of this calendar year.  These purchase orders totaled $4.2 million and increased the Company’s backlog to a record high backlog of $13.2 million as of March 31, 2010.  Additionally, the Customer indicated it intends to continue purchasing some portion of these products from the Company for up to three years to support existing customers with additional and replacement units of the same type and in specific geographic markets where regulatory registration requires an extended period of time.  Mr. Murphy commented that “We very much appreciate our customer’s transparency with us regarding their plans.  There remains significant uncertainty in their potential transition dates and they are keeping us well informed of their needs and status, placing hard P.O.’s that evidence both.”

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Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

Statements herein concerning the Company’s plans, growth and strategies may include ’forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.